As filed with the Securities and Exchange Commission on December 23, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2507402
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, PA 19341

(Address of principal executive offices) (Zip Code)

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

2019 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full title of the Plans)

Relland M. Winand

Chief Financial Officer

Innovative Solutions and Support, Inc.

720 Pennsylvania Drive

Exton, PA 19341

(Name and address of agent for service)

(610) 646-9800

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen M. Leitzell, Esq.

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania  19104
(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	889,691	$6.01	$5,347,042.91	$694.05

(1)                                 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2019 Stock-Based Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)                                  The registration fee for the shares of Common Stock to be issued pursuant to awards under the 2019 Stock-Based Incentive Compensation Plan was calculated in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of $6.01 per share, the average high and low prices of Common Stock as reported on the Nasdaq Global Select Market on December 16, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the “Note” to Part I of Form S-8 and Rule 428 under the Securities Act.  The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)                                 The Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2019, filed on December 23, 2019 (the “Annual Report”).

(b)                                 Portions of the Registrant’s definitive proxy statement on Schedule 14A, which will be filed within 120 days after the close of the Company’s fiscal year covered by the Annual Report, that are incorporated by reference into Part III of the Annual Report.

(c)                                  All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since September 30, 2019.

(d)                                 The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant on July 26, 2000 to register such class of securities under the Exchange Act.

(e)                                  All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement.  Each document incorporated by reference into this Registration Statement will be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission (unless expressly incorporated into this Registration Statement, any portions of the Registrant’s current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof any corresponding exhibits thereto not filed with the Commission subsequent to the date hereof will not be incorporated by reference into this Registration Statement).

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement, or in any document that the Registrant filed after the date of this Registration Statement that also is incorporated by reference in this Registration Statement, modifies or supersedes the prior statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers, employees and agents and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise (a “Representative”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741.  However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1743 provides that a Representative will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him if the Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742 or in defense of any claim, issue or matter therein.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made in one of the following manners: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

Section 1745 provides that expenses (including attorneys’ fees) incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL will not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Subject to certain limitations, Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

Section 1750 provides that, unless otherwise provided when authorized or ratified, the indemnification and advancement of expenses provided by or granted pursuant to Subchapter D of Chapter 17 of the PBCL will continue as to a person who has ceased to be a Representative and will inure to the benefit of the heirs and personal representative of that person.

Article VII of the Registrant’s amended and restated bylaws, as amended (the “bylaws”), provides that no director will be personally liable for monetary damages as a director for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office under the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  However, such limitation of liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

Article VII of the Registrant’s bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amount paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration.  No indemnification shall be made in any case where the action or failure to take action giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.  Article VII also permits the Registrant, by action of its board of directors, to indemnify employees and other persons to the same extent as directors and officers.  Amendments, repeals or modifications of Article VII can only be prospective, and such changes require the affirmative vote of not less than all of the directors then serving or the holders of a majority of VII further permits the outstanding shares of stock entitled to vote in elections of directors.  Finally, under Article VII of the Registrant’s bylaws, the Registrant may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this Item 8 by reference.

Item 9.                         Undertakings.

(a)           The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          to include any prospectus required by section 10(a)(3) of the Securities Act;

ii.                                       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.                                   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1                               Amended and Restated Articles of Incorporation of Innovative Solutions and Support, Inc., as amended, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed September 19, 2007.

3.2                               Amended and Restated Bylaws of Innovative Solutions and Support, Inc., as amended, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed May 1, 2018.

5.1*        Opinion of Dechert LLP as to the legality of the securities being registered.

23.1*      Consent of Grant Thornton LLP.

23.2*                 Consent of Dechert LLP (included in Exhibit 5.1).

24.1*                 Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

99.1                        Innovative Solutions and Support, Inc. 2019 Stock-Based Incentive Compensation Plan, incorporated by reference to Annex A of the Company’s Proxy Statement filed with the Commission on January 28, 2019.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on the 23rd day of December, 2019.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

By:	/s/ Relland M. Winand
Relland M. Winand
Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Relland M. Winand and Geoffrey S. M. Hedrick his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geoffrey S. M. Hedrick	Chief Executive Officer and Director	December 23, 2019
Geoffrey S. M. Hedrick

/s/ Shahram Askarpour	President	December 23, 2019
Shahram Askarpour

/s/ Relland M. Winand	Chief Financial Officer	December 23, 2019
Relland M. Winand

/s/ Glen R. Bressner	Director	December 23, 2019
Glen R. Bressner

/s/ Winston J. Churchill	Director	December 23, 2019
Winston J. Churchill

/s/ Robert E. Mittelstaedt, Jr.	Director	December 23, 2019
Robert E. Mittelstaedt, Jr.

/s/ Roger A. Carolin	Director	December 23, 2019
Roger A. Carolin